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                                                                   EXHIBIT 10.11


                        FINANCIAL OPERATIONS AGREEMENT

This Financial Operations Agreement is made and entered into this 1st day of October, 1995, between AMERICAN EUROPEAN MIDDLE EAST CORPORATION, LLC (hereinafter referred to as "AEMEC"), a limited liability company of the State of Georgia, United States of America, headquartered in Dubai, United Arab Emirates, and MIDDLE EAST COLLEGES, LTD (hereinafter referred to as "MEC"), a B.V.I. company headquartered in Dubai, United Arab Emirates.

WITNESSETH:

WHEREAS, AEMEC is a subsidiary of the American European Corporation, a corporation of the State of Georgia, United States of America, which owns and operates a degree granting institution of higher education in Atlanta known as The American College (hereinafter referred to as "TAC") with branch campuses in Los Angeles and London; and

WHEREAS, AEMEC desires to establish an institution of higher education in Dubai, UAE, known as The American University in Dubai (hereinafter referred to as "AUD"); and

WHEREAS, AEMEC and MEC have established a contractual relationship for the purpose of establishing and mutually supporting AUD as specified in the Agreement of the parties of even date herewith (hereinafter referred to as the "Agreement", the Agreement being appropriately incorporated herein by reference and this document being specifically established in part to facilitate the implementation of the Agreement; and

WHEREAS, the geographical and time differences involved in the regular operations of AUD as an institution of higher education in Dubai, UAE, may occasionally make it difficult to confer and consult with all appropriate parties concerning various issues and concerns, and it is deemed advisable to agree to and establish certain specific operational guidelines, principles and concepts for the financial operation of AUD; and

WHEREAS, the representatives and personnel of AEMEC, AUD, and MEC represent differing corporate entities, professional interests, and nationalities, all of whom also represent a variety of cultural environments and professional backgrounds, and will of necessity on occasion function in one or more national states with differing legal, governmental and corporate systems with differing business climates, customs and operational understandings; therefore, it is to the mutual advantage of all parties and their respective officers, representatives and employees to adopt the herein identified and agreed to operational concepts and understandings so as to facilitate the operation of AUD to the mutual benefit of all concerned.

NOW THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the parties agree:

1        Effective Date.  The effective date for this Financial Operations
Agreement is February 1, 1995. This agreement is intended to represent what has been and will be the working relationship between the parties; however, to the extent that any of the procedures of the parties have not been in accord with the provisions of this document, such procedures


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shall be modified retroactive to February 1, 1995; and this agreement supersedes all prior agreements, whether written or oral, heretofore governing the relationship of the parties relative to the subject matter of this document.

2        Accreditation. This agreement is drafted in part with the intention to ensure compliance with the applicable Criteria and Guidelines of the Commission on Colleges, Southern Association of Colleges and Schools, the appropriate American regional accrediting agency with jurisdiction over The American University in Dubai. In the event that any element of this document is found by the Commission not to be in compliance with the above identified documents, the parties agree to effect such modifications or enter into such new agreements as may be necessary to remedy the non-compliance provision so as to operate in compliance with applicable accreditation standards.

3        Bank Accounts. AEMEC and MEC shall establish a bank account or accounts in the name of AUD for its operations and fiscal affairs in a bank or banks approved by AEMEC and MEC. All revenues, receipts and advances received and deposited in such accounts shall be used solely for AUD and shall be disbursed in accordance with the provisions of this document or as otherwise specified in the Agreement.

4        Signature Authority for the Bank Accounts. The appropriate institutional officers possessing signature authority for AUD will be the President, Mark A Barnette, or a successor appointed by AEMEC; Elias Bou-Saab, Vice President, or an appropriate successor appointed by MEC and approved by AEMEC; both of these identified AUD officers having been appropriately appointed as specified in the Agreement and approved by the Governing Board of TAC. In all cases, the above parties shall possess joint signature authority with respect to operating accounts and all withdrawals therefrom shall be in accordance with the terms of this document of the Agreement. All checks written on an operating account in excess of five hundred dollars ($500.00 - US) or the equivalent in UAE currency must bear both signatures of the current occupants of the above identified institutional positions.

5        Excess Funds. In the event the bank account or accounts established pursuant to the above provision contain funds exceeding the immediate cash needs for the operation of AUD, subject to joint agreement of the parties, such excess funds or a portion thereof may be invested in savings accounts, certificates of deposit, government obligations, commercial paper "money market" funds or the like, provided however that the form of any such investment shall be consistent with the need to liquidate any such investment so as to meet the cash needs for the operation of AUD.

6        Advance Tuition Account. The parties acknowledge that tuition funds and other appropriate fees collected from students will often be collected in advance of their being earned by AUD. Such funds will be deposited in a special account designated as "Advance Tuition Account" and may only be withdrawn and used for AUD operating expenses as the tuition to which they apply is earned by AUD on a weekly basis.

7        Accounting and Financial Records. AEMEC and AUD shall maintain books of accounts for AUD in accordance with generally accepted accounting principles consistently applies. Such books shall be maintained on a monthly basis and shall be kept in UAE currency (Dirhams) and converted to U.S. Dollars ($) at month end using the rate of exchange


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in effect on the last day of the month. The books shall be maintained on a fiscal year beginning October 1 and ending on September 30 of the following year.

8        Audits and Reporting. AEMEC shall cause to be prepared and furnish to appropriate parties, including MEC, unaudited financial statements on a monthly basis. Within One Hundred Twenty (120) days of the end of the fiscal year, financial statements shall be prepared by a firm of Certified Public or Chartered Accountants selected by AEMEC and approved by MEC, such approval not to be unreasonably withheld. MEC shall have the right at all reasonable times to audit, examine and make copies of or extract information from the books of account maintained by AEMEC for AUD.

9        Cash Flow Management. In accordance with their respective interests,
AEMEC and MEC may receive such cash distributions as prescribed in the terms of the Agreement in monthly installments based on the projected cash flow for the current year and as more particularly defined in Exhibit "B" of the Agreement. Available cash flow shall take into account reserves for operating shortfalls, as shall be agreed by AEMEC and MEC during the term of the Agreement. It is understood by all parties that no distribution will be made at any time during the first year of operations of AUD. If AEMEC and MEC are unable to agree on the monthly cash distribution arrangement for any fiscal year, such distributions shall be based on the distribution of the previous year until the parties mutually agree otherwise. In the event of under-payment or over-payment, such payments will be adjusted by proper remittance on or before One Hundred Twenty
(120) days after the end of each fiscal period during the term hereof. Distributions earned for all periods consisting of less than a calendar year shall be prorated on a daily basis. In continuing consideration of and in return for services rendered, the parties shall retain their respective percentages in any undistributed revenues and cash flow.

10       Reimbursement. AEMEC shall be entitled to reimbursement of one hundred percent (100%) of the direct, incremental costs incurred by AEMEC or any of its affiliates on behalf of AUD, including President Mark Barnette's relocation costs and his salary from August 1, 1995 to October 1, 1995 and previously approved by MEC.

11       Ownership of Student Contracts. All student contracts shall be owned by
AEMEC, and all tuition and other fees shall be collected and disbursed by AUD for the payment of all operating expenses and distributions to AEMEC and MEC as provided herein or the Agreement.

12       Contribution of Additional Funds. MEC shall have the exclusive obligation to contribute additional funds, from time to time, during the period ending the earlier of five (5) years following the commencement of the first academic term or the end of the fiscal year in which AUD realizes an operating profit as determined by AUD's auditors (selected as agreed to by the parties) for operating shortfalls, to the extent any exist after application of any reserves establishes for such purpose. Following the period of time during which MEC is exclusively obligated to contribute additional funds for operating shortfalls, AEMEC and MEC shall each contribute additional funds for operating shortfalls, to the extent any exist after the application of reserves established for such purpose; on a 35/65 basis; provided, however, that AEMEC shall not be required to contribute any amounts pursuant to this sentence in excess of the cash distributions previously paid to AEMEC pursuant to this paragraph and paragraph 5 of the Agreement. At such time as AEMEC is no longer required


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to contribute additional funds for operating shortfalls pursuant to the preceding sentence, MEC shall contribute one hundred percent (100%) of the additional funds needed for operating shortfalls. All shortfall contributions made exclusively by MEC during those periods of time when AEMEC is not required to make shortfall contributions, will be returned to MEC by distributing twenty-five percent (25%) of the Cash Flow to MEC to the extent there is Cash Flow available for such distribution in any fiscal year, and provided that the Cash Flow to AEMEC for such fiscal year is not less than U.S. $100,000.00.

13       Reserves. Reserves equal to ten percent (10%) of the net cash flow shall be maintained to cover operating shortfalls and may be distributed to the parties at such time and in such amounts as the parties shall agree.

14       Operating Budgets. AEMEC and MEC will prepare and submit to the
Governing Board of TAC, on the time frame established by TAC or such other compatible time frame as may be necessary to meet the needs of AUD, an annual operating budget for AUD. In the development of this operating budget, the following understandings and stipulations will be observed:

         (a) All academic department chairs and major administrative unit heads, identified on an annual basis by the President of AUD, shall prepare and submit to the President of AUD, on an internal time frame established by the President of AUD, suggested annual operating budgets for the next fiscal year following such budgetary guidelines as may be established for AUD and are compatible with the policies and procedures of TAC.

         (b) As components of this budget, funds allocated for salaries for teaching and administrative personnel and operational accounts shall be comparable to those paid for similar positions or allocated for similar functions at the other TAC campuses prior to adjustments for relocation or local living expenses or warranted by unusual local conditions or circumstances.

         (c) For budget preparation purposes, the time frame to be used for budget planning will be the fiscal year for AUD of June 1 through May 31, even though for comparability and other reporting purposes reports and other documents may be prepared on an academic year basis of October 1 through September 30.

         (d) The final proposed budget for AUD will be prepared for and submitted to the Governing Board of TAC, as is the case for all TAC campuses; the action of the Governing Board will be final with respect to the establishment of the annual Operating Budget of AUD. In the event elements of the Operating Budget are not approved by the Governing Board, they will be modified appropriately.

         (e) Prior to submission to the Governing Board, institutional officials will consult and share budgetary information with an identified MEC representative. The submission of this budget information will occur no later than seventy-five (75) days prior to the required date for submission of the budget to the Governing Board or the start of the current forthcoming fiscal year, whichever first occurs. Subsequent to this submission, MEC shall have thirty (30) days within which to comment on, approve, or otherwise propose adjustments to such budgeting information. In the event that MEC fails to approve the proposed budget allocations, the Operating Budget for the current fiscal year increased by five percent (5%) for


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each year said budget is in effect shall govern the expenditures for AUD for the fiscal year in question until such time as the issues involved are resolved, MEC has approved the Operating Budget for the year in question and the Governing Board has approved the Operating Budget.

         (f) The annual operating budget submitted to and approved by the TAC Governing Board shall be referred to as the "Operating Budget" for AUD.

         (g) Subject to institutional financial policies and procedures, the expenditures reflected in the Operating Budget may be made on behalf of AUD, and may, subject to institutional and AEMEC approval, exceed the aggregate amount of the Operating Budget for contingencies and unforeseen expenses by an amount not to exceed ten percent (10%) of the budget category for that particular expenditure unless otherwise agreed to by the parties.

         (h) Except as otherwise provided herein, neither party nor its officers, employees, agents or representatives shall be authorized to incur financial obligations for AUD without the consent of the other party.

         (i) Appropriate parties and institutional administrators shall receive such budgetary information as may be appropriate for their sphere of responsibility as to exercise fiscal responsibility and accountability. Should any modifications or reductions be made in the various budget categories, the appropriate parties shall receive such notification as is necessary to comply with accreditation guidelines.

15       Institutional Operational Policies and Procedures. It is acknowledged by the parties that AEMEC has established, and will establish in the future, certain operational policies and procedures for the operation of its educational programs, student services, administration, personnel development, alumni relations, institutional research and planning, institutional effectiveness, recruitment and institutional promotion, library facilities and collections, educational resources and equipment, and maintenance and expansion of physical facilities. It is further acknowledged and agreed that, except as otherwise provided in this document or the Agreement, AUD personnel shall be instructed and encouraged to extend their reasonable efforts to adhere to and follow such policies and procedures as have been and may be promulgated through appropriate procedures and published in the policies and procedures manuals, administrative memoranda, joint documents generated by AEMEC personnel in the annual meetings, or as otherwise approved and distributed by the Governing Board. Inherent in this provision is the understanding that AUD personnel shall have every opportunity to represent the points of view of AUD and participate appropriately in the establishment of such institutional operational policies and procedures.

16       Annual Review. This Agreement shall be reviewed by the parties from time to time at the request of either party, but not more often than annually, and the parties shall modify this Agreement in writing in such a manner as they shall mutually agree.


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IN WITNESS WHEREOF, each of the parties have duly executed and delivered this
Memorandum pursuant to proper authority the day and year first above written.

         AMERICAN EUROPEAN MIDDLE EAST
         CORPORATION, LLC

         By:  /s/ Mark Barnette              (SEAL)
            ---------------------------------
                  Mark Barnette
         Its:     President



         MIDDLE EAST COLLEGES, LTD

         By:  /s/ Elias Bou Saab             (SEAL)
            ---------------------------------
                  Elias Bou Saab
         Its:     Director




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                                  EXHIBIT A
               [Sets forth AUD first year capital requirements]


                                   EXHIBIT B

                                  DEFINITIONS


CASH FLOW

         Cash distributions may be made to the parties each month as mutually agreed to by the parties from available cash flow. Available cash flow shall be defined as follows:

                  Monthly-
                           In no event may cash distributions be made to the parties in excess of the following amounts within thirty (30) days following the end of each month of operations:
                                    1. Ninety percent (90%) of the monthly net
                                       income (as defined below) from operations of the school.
                                    2. One twelfth (1/12th) of ninety percent
                                       (90%) of the annual, budgeted net income of the school.
                                    3. An amount as determined in 1. and 2.
                                       above when reduced by a specific reserve for an expenditure which is expected to occur within the next ninety (90) day period and will require funding from current operations.

                  Annually-
                           No sooner than one hundred and twenty (120) days after the end of each fiscal year; the excess funds generated from operations of the school shall be distributed to the parties of this agreement in the amounts determined as follows:

                           1. Net income of the school as shown on the annual
                              audited financial statements by the University's independent outside accountants and reduced by the following:
                                    A. Amounts distributed to the parties during
                                       the fiscal year.
                                    B. A reserve for growth of operation for the
                                       next fiscal year, which amount be no less than ten percent (10%) of the budgeted net income of the next year.

NET INCOME

         Net Income shall be determined in accordance with generally accepted accounting principles except that there shall be no provision for depreciation in the determination of net income and there shall be no deduction for capital expenditures including the acquisition of textbooks. Expenses considered in the determination of Net Income shall not include any rental or lease of capital items set forth in the "Capital Budget which is attached to this contract as Exhibit A.